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                                                                    Exhibit 23.3


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Webster Financial Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-4 related to the registration of shares for the merger between Webster Financial Corporation and North American Bank and Trust Company of our report dated January 22, 2003, which report appears in the December 31, 2002 annual report on Form 10-K of Webster Financial Corporation, incorporated by reference herein, and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report refers to the Company's adoption of changes in accounting for stock-based compensation awards and goodwill and other intangible assets.


/s/ KPMG LLP

Hartford, Connecticut
August 26, 2003